Exhibit 99.1

Alternative Asset Management Acquisition Corp. Receives Notice from Exchange

     NEW YORK, February 12, 2009 – Alternative Asset Management Acquisition Corp. (NYSE Alternext US, Units: “AMV.U”, Common Stock: “AMV,” Warrants: “AMV.WS”) (the “Company”) announced that on February 10, 2009 it received a deficiency letter from the NYSE Alternext US LLC (the “Exchange”) indicating that it was not in compliance with Section 704 of the NYSE Alternext US Company Guide because the Company did not hold an annual meeting of its stockholders during the year ended December 31, 2008.

     The Company has been afforded the opportunity to submit a plan to the Exchange by March 10, 2009 advising the Exchange of actions taken, or to be taken, to bring the Company into compliance with Section 704 of the Company Guide by August 11, 2009. The Company intends to submit a plan to the Exchange by March 10, 2009 explaining that, pursuant to the Company’s charter, it must consummate a business combination by August 1, 2009, or the Company will dissolve and liquidate. As a result, the Company will either hold an annual meeting of stockholders prior to August 1, 2009 or liquidate, in which case its securities would be delisted from the Exchange.

     If the plan is accepted, the Company will be able to continue its listing, during which time the Company will be subject to continued periodic review by the Exchange’s staff. If the plan is not accepted, the Exchange could initiate delisting procedures against the Company.

     The Company is a blank check company which was formed in 2007 for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets.

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Chris Tofalli
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